Exhibit 10.3

THE BANK OF KENTUCKY, INC.

EXECUTIVE PRIVATE PENSION PLAN

SECTION 1 - PURPOSE

1.1	PURPOSE AND EFFECTIVE DATE. Effective September 1, 2003, (“Effective Date”) The Bank of Kentucky, Inc., a Kentucky banking company, (the “Company”), hereby adopts The Bank of Kentucky, Inc. Executive Private Pension Plan (the “Plan”) to provide retirement income for eligible employees. This Plan is intended to constitute a defined benefit pension plan within the meaning of Section 414(j) of the Internal Revenue Code (“Code”). However, the Plan is not intended to qualify for tax exemption under Code Sections 401(a) and 501(a).

1.2	PLAN ADMINISTRATION. The authority to control and manage the operation and administration of the Plan is vested in a Committee (the “Committee”) appointed by the Board of Directors of the Company. The members of the Committee shall be “named fiduciaries” as described in Section 402 of the ERISA, with respect to their authority under the Plan. The Committee shall be the administrator of the Plan and shall have rights, duties and obligations of an “administrator” as that term is defined in section 3(16)(A) of ERISA and section 414(g) of the Code.

SECTION 2 - DEFINITIONS

2.1	ACCRUED BENEFIT means a portion of the amount that would be payable at Normal Retirement Age determined in accordance with Section 6.1, assuming the Participant continues to earn annually until Normal Retirement Age the Adjusted Compensation for the complete calendar year preceding the determination date. Such portion shall be a fraction, not exceeding 1, the numerator of which is the total number of his years of participation in the Plan (as of the date of his separation from service) and the denominator of which is the total number of years he would have participated in the Plan if he had separated from service at Normal Retirement Age.

2.2	ACTUARIAL EQUIVALENT means equality in value of the aggregate amounts expected to be received under the different forms of payment permitted by Section 5.1, determined in accordance with the principles of Financial Accounting Standards Board Statement 87, and with interest at 6.5% per annum.

2.3	ADJUSTED COMPENSATION means the total compensation paid or accrued (including any accrual under the Defined Contribution Plan) to the Participant during the Plan Year for services rendered to the Employers as an employee as reflected on IRS Form W-2, increased by salary reductions under a section 401(k) plan, or section 125 plan.

2.4	ANNUITY means an immediate 15 year term annuity.

2.5	ANNUITY STARTING DATE means the first day of the first period for which an amount is payable as an annuity.

2.6	BENEFICIARY means the spouse of a Participant, or such other person or persons designated by a Participant to receive benefits pursuant to Section 7.3 upon his death.

2.7	COMMITTEE means the individuals appointed by the Board of Directors of the Company to administer the Plan.

2.8	DEFINED CONTRIBUTION PLAN means The Bank of Kentucky, Inc. Executive Deferred Contribution Plan, a defined contribution plan within the meaning of Code Section 414(i), which such plan is not intended to qualify for tax exemption under Code Sections 401(a) and 501(a).

2.9	ELIGIBLE EMPLOYEE means for any Plan Year (or applicable portion thereof), a person employed by Employer who is determined by the Employer to be a member of a select group of management or highly compensated employees and who is designated by the Employer to be an Eligible Employee under the Plan.

2.10	EMPLOYERS means the Company and each affiliated company which, with the Company’s consent, adopts the Plan, which are also referred to collectively as the “Employers” and individually as the “Employer”.

2.11	ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

2.12	FINAL AVERAGE COMPENSATION means the annual Adjusted Compensation of a Participant averaged over the 5 consecutive Plan Years from his date of participation which produce the highest annual average. If a Participant has less than 5 consecutive Plan Years of Service from his date of participation to his date of termination his Final Average Compensation will be based on his Adjusted Compensation for his Years of Service from his date of employment to his date of termination.

2.13	MINIMUM CONTRIBUTION means the minimum contribution to the Defined Contribution Plan required under Section 3.1 as a condition of participation in this Plan for an Eligible Employee, and which is specified for each individual Participant in Appendix A to this Plan.

2.14	NORMAL PENSION or NORMAL RETIREMENT PENSION means an annuity that provides monthly payments commencing on a Participant’s Normal Retirement Date and continuing thereafter for a term of 15 years.

2.15	NORMAL RETIREMENT DATE means the date on which the Participant reaches Normal Retirement Age.

2.16	NORMAL RETIREMENT AGE means the date on which a Participant attains age 65.

2.17	PARTICIPANT means any Eligible Employee who becomes entitled to participate in the Plan.

2.18	PENSION means a benefit payable to a Participant or a Participant’s beneficiary under the Plan.

2.19	PLAN YEAR means the 12 consecutive month period commencing on each January 1 and ending on the next following December 31. The first Plan Year shall be a short year commencing September 1, 2003 and ending December 31, 2003.

2.20	RETIREMENT means termination of employment other than by reason of death.

2.21	YEAR OF SERVICE means, (i) with respect to any Eligible Employee, any two (2) calendar years during which he completes at least 1,000 hours of service, and (ii) with respect to any Participant, any calendar year during which he makes the Minimum Contribution to the Defined Contribution Plan and satisfies the eligibility requirements of Section 3.1 for participation in such year. Accordingly, for purposes of the vesting provisions of Section 6.2, years of service with the Company prior to entering the Plan shall be credited as a half year.

SECTION 3 - PLAN PARTICIPATION

3.1	ELIGIBILITY AND PARTICIPATION. Subject to the conditions and limitations of the Plan, each Eligible Employee of an Employer shall become eligible to participate in the Plan upon making the Minimum Contribution to the Defined Contribution Plan. An Eligible Employee shall become a Participant effective as of the first day of the Plan Year in which the Employee makes the Minimum Contribution to the Defined Contribution Plan. A Participant who fails to make the Minimum Contribution to the Defined Contribution Plan for any Plan Year shall not accrue a benefit under this Plan for such Plan Year.

3.2	PARTICIPATION NOT GUARANTEE OF EMPLOYMENT. Participation in the Plan does not constitute a guarantee or contract of employment and will not give any employee the right to be retained in the employ of the Employer. A Participant shall have no right or claim to benefit under the terms of the Plan or by reason of the Plan unless such right or claim has specifically accrued under the terms of the Plan.

SECTION 4 - PLAN EXPENSES

In establishing the liabilities under the Plan and expenses related thereto, the Company will use such methods and assumptions as will reasonably reflect the cost of the benefits.

SECTION 5 - GENERAL BENEFIT PROVISIONS

5.1	FORM OF RETIREMENT BENEFITS. Unless otherwise elected as provided below, upon the Annuity Starting Date, the Participant’s Accrued Benefit shall be paid in the form of an Annuity. In lieu of an Annuity, a Participant may elect to receive the Actuarial Equivalent of his Accrued Benefit in Lump Sum.

5.2	GENERAL COMMENCEMENT OF BENEFITS RULE. Payment of any benefit under the Plan shall commence no later than the 60th day after the end of the Plan Year in which the Participant both has attained his Normal Retirement Age and terminated his employment with the Employer.

SECTION 6 - AMOUNT OF RETIREMENT BENEFITS

6.1	NORMAL RETIREMENT PENSION. A Participant shall be eligible for a Normal Retirement Pension if his employment is terminated on or after his Normal Retirement Date. The Participant’s Normal Retirement Pension benefit shall equal 30% of the Participant’s Final Average Compensation, reduced by 1/10th for each Year of Plan participation by the Participant less than 10 Years.

The Pension benefit for a Participant who continues in the employ of an Employer after reaching his Normal Retirement Date shall be determined as to the earlier of the date of his death or actual Retirement.

6.2	DEFERRED RETIREMENT PENSION. A Participant who has not reached Normal Retirement Age shall be eligible for a deferred Pension in accordance with the provisions of this Section 6.2 if his employment is terminated before death or his Normal Retirement Date and if he has completed at least 5 Years of Service. The payment of his deferred retirement pension shall commence as of his Normal Retirement Date and the amount thereof shall be equal to the vested percentage of his Accrued Benefit determined in accordance with the following table:

Years of Service	Vested Percentage of Accrued Benefit
Less than 5	0%
5 but less than 6	50%
6 but less than 7	60%
7 but less than 8	70%
8 but less than 9	80%
9 but less than 10	90%
10 or more	100%

6.3	EARLY RETIREMENT PENSION. A Participant may request the Committee to authorize for him an Early Retirement Pension in lieu of a deferred retirement pension under Section 6.2 above. Such request may be made at any time prior to his death and prior to his Normal Retirement Date. A Participant shall be eligible to receive an early retirement pension (Early Retirement Pension) under the Plan if his employment is terminated prior to his Normal Retirement Date and on or after he has completed 5 Years of Service. If a Participant requests the Committee to authorize the commencement of his Early Retirement Pension, such Pension shall commence as of the beginning of the month next following his request, but the amount thereof shall be reduced so that it is the Actuarial Equivalent of the Normal Retirement Pension to which he would otherwise be entitled.

SECTION 7 - PRERETIREMENT DEATH BENEFITS

7.1

SURVIVOR ANNUITY COVERAGE. In the event a Participant dies, his Beneficiary shall be entitled to receive a Survivor Annuity. The Survivor Annuity payments to the Beneficiary shall be one hundred percent (100%) of the Actuarial Equivalent of the Participant’s Accrued Benefit at the time of his death, and shall be paid to the Participant’s Beneficiary as soon as practicable following the close of the Plan Year in which the Participant died. However, at such Beneficiary’s request, and with the consent of the Committee, the payment of benefits may commence as soon as practicable following the close of any subsequent Plan Year. If there are two or more Beneficiaries, the Participants’ Accrued Benefit shall be split to reflect different methods of distribution elected by the Beneficiaries.

7.2	BENEFICIARY DESIGNATION. Each Participant may file with the Committee a designation of Beneficiary to receive amounts payable under this Plan upon his death. The designation may be changed from time to time by the Participant, except that a married Participant may name a Beneficiary other than his spouse only in accordance with Section 7.1, above. If no designation has been filed, or all designated Beneficiaries have predeceased the Participant, then the Participant shall be deemed to have designated the following as his Beneficiaries and contingent Beneficiaries with priority in the following order:

(1)	Surviving Spouse; then

(2)	Surviving children equally; then

(3)	Estate.

7.3	IDENTIFICATION OF BENEFICIARY. If at, after or during the time when a benefit is payable to any Beneficiary, the Committee mails by registered or certified mail to the Beneficiary at the Beneficiary’s last known address a written demand for his then address, or for satisfactory evidence of his continued life, or both, and, if the Beneficiary shall fail to furnish the information to the Committee within three years from the mailing of the demand, then the Committee shall distribute to the party next entitled thereto under Section 7.2 above, as if the Beneficiary were then deceased.

SECTION 8 - PLAN ADMINISTRATION

8.1	FACILITY OF PAYMENT. Notwithstanding the provisions of this Section 8, if, in the opinion of the Committee a Participant or other person entitled to benefits under the Plan is under a legal disability or is in any way incapacitated so as to be unable to manage his financial affairs, the Committee may, until a claim is made by a conservator or other person legally charged with the care of his person or of his estate, make payment to a relative or friend of such person for his benefit. Thereafter, any benefits under the Plan to which such Participant or other person is entitled shall be paid to such conservator or other person legally charged with the care of his person or his estate, which shall then fully discharge the obligation to pay benefits under the Plan with respect to such Participant.

8.2	INTERESTS NOT TRANSFERABLE. The interests of Participants and other persons entitled to benefits under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered.

8.3	MISSING PARTICIPANTS OR BENEFICIARIES. Each Participant and each designated Beneficiary must file with the Committee from time to time in writing his post office address and each change of post office address. Any communication, statement or notice addressed to a Participant or designated Beneficiary at his last post office address filed with the Committee, or if no address is filed with the Committee then, in the case of a Participant, at his last post office address as shown on the Employers’ records, will be binding on the Participant and his designated Beneficiary for all purposes of the Plan. The Employers and the Committee are not required to search for or locate a Participant or designated Beneficiary.

SECTION 9 - THE COMMITTEE

9.1	APPOINTMENT AND AUTHORITY. The Committee referred to in Section 1.2 shall be appointed by the Board of Directors of the Company. Except as otherwise specifically provided in this Section 9, the Committee shall have the following powers, rights and duties in addition to those vested in it elsewhere in the Plan:

(a)	To adopt such rules of procedure and regulations as, in its opinion, may be necessary for the proper and efficient administration of the Plan and as are consistent with the provisions of the Plan;

(b)	To enforce the Plan in accordance with its terms and with such applicable rules and regulations as may be adopted by the Committee;

(c)	To determine all questions arising under the Plan, including the power to determine the rights or eligibility of employees or Participants and their Beneficiaries and their respective benefits, and to remedy ambiguities, inconsistencies or omissions;

(d)	To maintain and keep adequate books, records and other data as shall be necessary to administer the Plan, except those that are maintained by the Company, and to meet the disclosure and reporting requirements of ERISA;

(e)	To direct all payments of benefits under the Plan;

(f)	To establish an investment policy and objective for the Plan;

(g)	To be agent for the service of legal process on behalf of the Plan;

(h)	To execute any documents on behalf of the Plan;

(i)	To perform any other acts necessary or appropriate to the administration of the Plan and the discharge of its duties.

The certificate of a Committee member that the Committee has taken or authorized any action shall conclusive in favor of any person relying on the certificate.

9.2	DELEGATION BY COMMITTEE. The Committee may establish procedures for allocation of fiduciary responsibilities and delegation of fiduciary responsibilities to persons other than named fiduciaries; however, the delegation of the power to manage or control Plan assets may only be delegated to an Investment Manager, as defined in section 3(38) of ERISA. In exercising its authority to control and manage the operation and administration of the Plan, the Committee may employ agents and counsel (who may also be employed by or represent any Employer) and to delegate to them such powers as the Committee deems desirable. Any such delegation or appointment shall be in writing. The writing contemplated by the foregoing sentence shall fully describe the advice to be rendered or the functions and duties to be performed by the delegate.

9.3	UNIFORM RULES. In managing the Plan, the Committee will uniformly apply rules and regulations.

9.4	INFORMATION TO BE FURNISHED TO COMMITTEE. The Employers shall furnish the Committee such data and information as may be required. The Committee shall be entitled to rely on any information furnished by the Employer that is needed for calculation of benefits due under the Plan, or any matters relating to administration of the Plan. A Participant, surviving spouse, or other person entitled to benefits under the Plan must furnish to the Committee such evidence, data or information as the Committee considers desirable to carry out the Plan. Any benefits under the Plan may be conditional upon the prompt submission of such information. Any adjustment by the Committee by reason of a misstatement of age or lack of information will be made in a manner the Committee deems equitable.

9.5	COMMITTEE’S DECISION FINAL. To the extent permitted by law, any interpretation of the Plan and any decision on any matter within the discretion of the Committee (such as eligibility for participation and the timing and amount of benefit payments) made by the Committee in good faith is binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known, and the Committee shall make such adjustment on account thereof as they consider equitable and practicable.

9.6	EXERCISE OF COMMITTEE’S DUTIES. Notwithstanding any other provision of the Plan, the Committee members shall discharge their duties hereunder solely in the interests of the Participants and other persons entitled to benefits under the Plan, and:

(a)	for the exclusive purpose of providing benefits to Participants and other persons entitled to benefits under the Plan;

(b)	with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a alike character and with like aims; and

(c)	in accordance with the documents and instruments governing the Plan insofar as they are consistent with ERISA.

9.7	REMUNERATION AND EXPENSES. No remuneration shall be paid to a Committee member as such. However, the reasonable expenses of a Committee incurred in the performance of a Committee function shall be reimbursed by the Employers.

9.8	INDEMNIFICATION OF THE COMMITTEE. To the extent permitted by applicable law, any person or entity appointed by the Board of Directors to serve as a Committee member shall be indemnified by the Company against any and all liabilities, settlements, losses, costs, and expenses (including reasonable legal fees and expenses) of whatever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members by reason of the performance or nonperformance of a Committee function if, in the opinion of the Board of Directors of the Company, such action was not dishonest or in willful violation of the law or regulations under which such liability, loss, cost, or expense arose. Furthermore, the Company agrees to indemnify the Committee members against any liability imposed as a result of a claim asserted by any person or persons under Federal or state law where the Committee acts in good faith or in reliance on a written direction or certification of the Company or any Employer. The foregoing right of indemnification shall be in addition to other rights the members by law or by reason of insurance coverage of any kind. The Company may, at its own expense, settle any claim asserted or proceeding brought against any member of the Committee when such settlement appears to be in the best interests of the Company. If the Company obtains fiduciary liability insurance to protect the Committee or any of its members, the provisions of this Section 9.8 shall be applicable only to the extent that such insurance coverage is insufficient.

9.9	RESIGNATION OR REMOVAL OF COMMITTEE MEMBER. Any person or entity appointed as a Committee member may resign at any time by delivering their written resignation to the Company. The Company, at its discretion, may immediately remove any or all of the Committee members with or without cause upon delivery of written notice to them.

9.10	APPOINTMENT OF SUCCESSOR COMMITTEE. The Board will promptly fill any vacancy in the membership of the Committee and shall give prompt written notice thereof to the other Employers.

9.11	INTERESTED PERSON. A fiduciary may not decide or determine any matter or question concerning his own benefits under the Plan or as to how they are to be paid to him unless such decision should be made by him under the Plan if he were not a member of the Committee, except when such decision applies to all Participants similarly. If a person is disqualified to act, the Company may appoint a temporary member to exercise the powers of the interested person concerning the matter as to which he is disqualified, or the remaining Committee members may act without the appointment of a new Committee member.

9.12

CLAIMS PROCEDURE. Any Participant or Beneficiary who disputes the Committee’s determination of the benefits due to him under the Plan may file a claim with the Committee. A claim must be in writing, in a form which gives the Committee reasonable notice of the claim, and authorizes the Committee to take all steps necessary to determine the validity of the claim and to facilitate the payment of any benefits to which the claimant is entitled. The Committee will, if reasonably possible, decide whether to grant or to deny a claim within ninety (90) days after it is filed. If a longer period is needed, the Committee will, no later than the last day of the ninety (90) day period, notify the claimant of the extension of time and the reasons why it is needed. A decision must then be rendered within ninety (90) days after the claimant was notified of the extension. If the Committee does not act within the time specified by this Section 9.12, the claim is automatically denied, and the claimant may appeal in accordance with this Section 9.12. If the Committee determines that a claim should be denied, it will give the claimant written notice of denial. This notice must be written in a manner calculated to be understood by the claimant, state specific reasons for denying the claim, citing the provisions of the Plan on which the denial is based, explain the procedure for reviewing the Committee’s decision, and if the claim is denied because the Committee lacks adequate information to reach a decision, state what information is needed to make a decision possible and why it is needed. If a claim is denied, the claimant may appeal to the Board of Directors of the Company. His appeal must be submitted in writing to the Company no later than sixty (60) days after the earlier of the date on which he receives notice of denial or the expiration of the period within which the Company is required to make a decision. The claimant or his representative may submit any documents or written arguments that he desires in support of his claim, and the Board of Directors of the Company may, but is not required to, hold a hearing on the claim. The Company, by action of its Board of Directors, will, if reasonably possible, decided the claimant’s appeal within sixty (60) days after it is filed. If a longer period is needed, the Company will, no later than the last day of the sixty (60) period, notify the claimant of the extension of time and the reasons why it is needed. A decision must then be rendered within sixty (60) days after the claimant was notified of the extension. If the Company does not act within the time specified by this Section 9.12, the appeal is automatically denied. If the Company determines that an appeal should be denied, it must give the claimant written notice of the denial in the same manner as required on initial denial of the claim by the Committee.

SECTION 10 - AMENDMENT AND TERMINATION

10.1	AMENDMENT. While the Employers expect and intend to continue the Plan, the Company must reserve and reserves the right, subject to the provisions of Section 1.3, to amend the Plan at any time, except no amendment shall reduce a Participant’s benefits to less than the amount such Participant would be entitled to receive if such Participant had resigned from the employ of all of the Employers on the date of the amendment.

10.2	TERMINATION. The Plan will terminate as to all of the Employers on any day specified by the Company. The Plan will terminate as to any Employer on the first to occur of the following:

(a)	the date it is terminated by that Employer,

(b)	the date that the Employer is judicially declared bankrupt under Chapter 7 of the U.S. Bankruptcy Code;

(c)	the dissolution, merger, consolidation or reorganization of that Employer, or the sale by that Employer of all or substantially all of its assets, except that, subject to the provisions of Section 10.3, with the consent of the Company, in any event such arrangements may be made whereby the Plan will be continued by any successor to that Employer or substituted for that Employer under the Plan.

10.3	NOTICE OF AMENDMENT. Affected Participants will be notified of an amendment of the Plan as required by law.

SECTION 11 - MISCELLANEOUS

11.1	APPLICABLE LAWS. The Plan shall be construed and administered according to the laws of the Commonwealth of Kentucky, to the extent that such laws are not preempted by the laws of the United States of America.

11.2	GENDER AND NUMBER. Where the context permits, words in any gender shall include any other gender, words in the singular shall include the plural, and the plural shall include the singular.

11.3

NOTICES. Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by certified or registered mail, postage prepaid, to the Committee in care of the Company at its principal executive offices. Any notice required under the Plan may be waived in writing by the person entitled to notice.

11.4	EVIDENCE. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

11.5	ACTION BY EMPLOYER. Any action required or permitted to be taken by an Employer under the Plan shall be by resolution of its Board of Directors or by a person or person authorized by its Board of Directors.

IN WITNESS WHEREOF, the undersigned officers of the Employers, duly authorized, have formally adopted this Plan as of the 1st day of September, 2003.

THE BANK OF KENTUCKY, INC.

By:

Rodney S. Cain Chairman of the Board